Exhibit 99.1

ParkerVision, Inc. licenses d2p™ RF Power Transmitter technology to ITT

Leading supplier of government systems to incorporate d2p technology into next generation products.

JACKSONVILLE, FL - May 2, 2007 - ParkerVision, Inc. [Nasdaq: PRKR], announced today that it has entered into a royalty-bearing intellectual property license agreement with ITT. ITT is a premiere supplier of systems and products for government applications. In connection with this effort, ParkerVision has also entered into a fee-based Engineering Design Services agreement to provide related engineering services to ITT. ParkerVision’s d2p technology was chosen based on its performance benefits for ITT’s applications.

Jeffrey Parker, CEO and Chairman of ParkerVision said, “This is an important step for our company. We are extremely pleased with this business relationship and license agreement. ITT is a world-class organization with exacting standards for its high-performance and high-quality products and solutions. We are proud to partner with ITT by designing and supplying technology that will meet and exceed the performance expectations that their customers have come to rely upon.”

The company will host a conference call to discuss the agreement today at 4:30pm ET. The conference call will be accessible by telephone at 800-269-6183 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at (888) 203-1112 or (719) 457-0820 using passcode 1382749 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ITT

ITT Corporation (www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. The company plays a vital role in international security through its communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services. It also serves the growing leisure marine and electronic connectors markets with a wide range of products. Headquartered in White Plains, N.Y., the company generated $7.8 billion in 2006 sales. In addition to the New York Stock Exchange, ITT Corporation stock is traded on the Paris, London and Frankfurt exchanges.

About ParkerVision

ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing™ (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs. ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation (3G) networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.